Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-45788, 33-55487, 333-49557, 333-83509, 333-87637) of Tellabs, Inc. of our report dated November 5, 1999, with respect to the consolidated financial statements of Tellabs, Inc. and Subsidiaries as of December 27, 1996 included in this Form 8-K.

/s Grant Thornton, LLP
Chicago, Illinois
November 8, 1999